Exhibit 99.1

SAKS INCORPORATED ANNOUNCES FOURTH QUARTER AND

YEAR-END RESULTS AND PROVIDES OUTLOOK FOR 2004

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (March 3, 2004)

FOURTH QUARTER AND YEAR-END HIGHLIGHTS:

•	Saks Incorporated recorded net income of $81.8 million, or $.57 per diluted share, for the fourth quarter ended January 31, 2004, compared to last year’s net income of $68.1 million, or $.47 per diluted share.

•	The fourth quarter ended January 31, 2004 included charges of $18.3 million (net of taxes), or $.13 per share, primarily attributable to debt restructuring, transition costs associated with SFAE leadership changes, the write-off of a preferred stock investment in FAO, Inc., and store impairment charges. The comparable prior year period included charges of $16.3 million (net of taxes), or $.11 per share, primarily comprised of store impairment charges and divisional consolidation activity.

•	Saks Incorporated recorded net income of $82.8 million, or $.58 per diluted share, for the year ended January 31, 2004 compared to last year’s net income of $24.2 million, or $.17 per diluted share.

•	The current year included net charges of $8.3 million, or $.06 per share, resulting from charges totaling $22.6 million (net of taxes), or $.16 per share, partially offset by gains totaling $14.3 million (net of taxes), or $.10 per share. The charges for the year primarily related to debt restructuring, transition costs associated with SFAE leadership changes, the write-off of the FAO investment, impairment charges, and the disposition of long-lived assets. The gains for the year related to a tax credit and the sale of the private label credit card portfolio. The comparable prior year period included charges of $66.2 million (net of taxes), or $.45 per share, which included $45.6 million, or $.31 per share, related to the cumulative effect of a change in accounting for goodwill.

•	During 2003, the Company significantly advanced a number of major initiatives including:

•	Strengthened the leadership team and further streamlined its organizational structure,

•	Further improved its financial position,

•	Enhanced its real estate portfolio, and

•	Made continued investments in strategic systems improvements.

(more)

SAKS INCORPORATED ANNOUNCES FOURTH QUARTER AND

YEAR-END RESULTS AND PROVIDES OUTLOOK FOR 2004

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (March 3, 2004)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and year ended January 31, 2004.

The Company currently operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of the Company’s department stores under the Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates and Club Libby Lu specialty stores. SFAE is comprised of the Saks Fifth Avenue luxury department stores and Saks Off 5th outlet stores.

Earnings Overview

Saks Incorporated’s results of operations are presented in accordance with generally accepted accounting principles.

Saks Incorporated recorded net income of $81.8 million, or $.57 per share, for the fourth quarter ended January 31, 2004, compared to net income of $68.1 million, or $.47 per share, last year. The current year fourth quarter included charges of $18.3 million (net of taxes), or $.13 per share, primarily related to debt restructuring, transition costs associated with SFAE leadership changes, the write-off of a preferred stock investment in FAO, Inc., and store impairment charges. The comparable prior year period included charges of $16.3 million (net of taxes), or $.11 per share, primarily comprised of store impairment charges and divisional consolidation activity.

For the year ended January 31, 2004, the Company recorded net income of $82.8 million, or $.58 per share, compared to net income of $24.2 million, or $.17 per share, last year. The current year included net charges of $8.3 million, or $.06 per share, resulting from charges totaling $22.6 million (net of taxes), or $.16 per share, partially offset by gains totaling $14.3 million (net of taxes), or $.10 per share. The charges for the year primarily related to debt restructuring, transition costs associated with SFAE leadership changes, the write-off of the FAO investment, store impairment charges, and the disposition of long-lived assets. The gains for the year related to a tax credit recorded following the resolution of federal income tax issues for prior years and the sale of the private label credit card portfolio. The comparable prior year period included charges of $66.2 million (net of taxes), or $.45 per share, which included $45.6 million, or $.31 per share, related to the cumulative effect of a change in accounting for goodwill.

On April 15, 2003, the Company consummated its strategic credit card alliance with Household International, in order to reduce its future financing requirements and to enhance long-term

(more)

returns on invested capital (ROIC). The net credit contribution is reflected as a reduction in SG&A expense. Primarily as a result of the transaction, the Company’s SG&A expense for the fourth quarter was increased by $20 million and for the year was increased by approximately $51 million related to a decrease in the net credit contribution.

Operating income (loss) by segment (in millions) was as follows:

	Quarter Ended		Year Ended
	Jan. 31, 2004	Feb. 1, 2003	Jan. 31, 2004	Feb. 1, 2003
SDSG	$125.2	$118.2	$183.2	$197.2
SFAE	70.3	53.1	108.5	101.5
Items not allocated	(27.2)	(33.0)	(61.7)	(65.6)

Total	$168.3	$138.3	$230.0	$233.1

Items not allocated to the business segments are comprised of the cost of services performed on behalf of the entire company and those items not considered by corporate management in assessing segment operating performance.

For the quarter, SDSG comparable store sales increased 3.2%, and SDSG operating income grew by 5.9%. For the quarter, SFAE comparable store sales rose 10.4%, and SFAE operating income increased by 32.4%. The improvement in operating income at both segments was achieved in spite of the decline in net credit contribution.

Fourth Quarter Comments

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, commented, “The Company’s fourth quarter earnings growth reflected a 6.9% total sales increase (and a 5.9% consolidated comparable store sales increase) and an 190 basis point gross margin rate improvement, partially offset by increased SG&A expenses and a $10.5 million debt restructuring charge.”

The $75 million increase in SG&A primarily resulted from:

•	Approximately $40 million of expenses related to payroll, advertising, and service initiatives associated with increased sales in existing and seven new stores,

•	the aforementioned $20 million reduction in the net private label credit card contribution (last year’s net credit contribution included a FAS 140 gain of $8 million), and

•	$5 million of charges related to the leadership changes at SFAE.

Inventories at January 31, 2004 totaled $1.45 billion, an 11% increase over the prior year end. Comparable store inventories increased approximately 9% over last year, reflecting improving sales trends and early spring receipts.

Comments on 2003

Martin noted, “2003 was a year of continued progress for Saks Incorporated. We saw an improvement in the top line for the second half of the year. We are positioned to take advantage of an improving economic environment in 2004.

(more)

“Strategic accomplishments over the last year included:

•	Substantially strengthening our leadership team and streamlining our organizational structure. Fred Wilson, former Chairman, President, and CEO of Donna Karan, joined SFAE as its Chairman and CEO, and Andrew Jennings, former President of Holt Renfrew, Canada’s definitive luxury store, was named President and Chief Merchandising Officer of Saks Fifth Avenue. In addition, Ron Frasch, former Chairman and CEO of Bergdorf Goodman, recently joined Saks Incorporated. George Jones, President and CEO of SDSG, assumed the CEO role at Parisian while retaining the reporting relationships with the President/CEOs of Carson Pirie Scott & Co. and Proffitt’s/McRae’s. Key executives also were added to merchandising, store, and marketing positions at Parisian. In addition, Carson Pirie Scott & Co. successfully completed the consolidation of Younkers’ home offices into its operations.

•	Further improving our financial position and strengthening our balance sheet. In addition to consummating the strategic credit card alliance with Household International, we took additional steps to strengthen our financial condition. We increased our revolving credit facility to $800 million and extended the maturity to early 2009. There were no borrowings under the revolver during 2003. We completed an exchange offer on our 2008 senior debt, which lowered the coupon rates, extended maturities, and reduced debt by approximately $50 million. At year end, our debt-to-capitalization ratio was 35.5%, and cash on hand totaled $366 million. During the year, we purchased approximately 7.9 million shares of stock (for a total price of approximately $80 million) under our common stock repurchase programs. We have approximately 21.9 million shares remaining under the authorization. In January 2004, we also made a voluntary cash contribution of $70 million to our pension plans, substantially alleviating the under funded position of the plans and obviating cash contributions for 2004. We have the financial resources and liquidity to pursue our strategies.

•	Enhancing our real estate portfolio. Our store base is in excellent condition. Our real estate strategy remains centered on entering key strategic markets and enhancing our position in existing core markets, growing our square footage about 1% to 2%, on average, each year. During the year, we spent approximately $180 million in capital (and received approximately $15 million in proceeds from asset dispositions). Of this total, approximately $70 million was spent on opening seven new stores and renovating six others, adding approximately 700,000 square feet to our store base. Saks Fifth Avenue opened stores in two new key markets – Indianapolis, Indiana (a former Jacobson’s unit) and Richmond, Virginia, and at SDSG, we strengthened our position in several existing markets including Omaha, Nebraska; Lansing, Michigan; Green Bay, Wisconsin; and Peoria, Illinois. We also opened a new Off 5th store in St. Louis, Missouri. In addition, we closed or converted six underproductive units. These actions are leading to improved returns on invested capital and higher sales per square foot. We ended the year with 34.4 million square feet of store space.

•	Continuing to invest in strategic systems improvements to enhance sales performance and/or improve efficiency and productivity. We completed the conversion of each of our operating divisions to a common technology platform with greatly enhanced inventory management tools, permitting more sophisticated inventory planning and more precise by-store inventory allocation. We also began the company-wide installation of enhanced point-of-sale systems which will allow more advanced clienteling and customer relationship management capabilities. Logistics

(more)

enhancements installed at our distribution centers have increased the efficiency with which merchandise arrives at our stores. Web-enabled technology is becoming more important with multiple applications throughout the Company, including benefits administration, travel management, e-procurement for supply purchasing, and “reverse” auctions for private brand merchandise sourcing which is leading to enhanced profitability in this increasingly important area of our business.”

Sadove Named COO of Saks Incorporated

The Company today also announced the appointment of Steve Sadove, Vice Chairman of Saks Incorporated, to the additional post of Chief Operating Officer of the Company. The President/CEO of SDSG, the Chairman/CEO of SFAE, and the Chief Administrative Officer of the Company will report to Sadove. The Chief Operating Officer, the Chief Financial Officer, the General Counsel, and corporate real estate functions will report to Brad Martin, Chairman and CEO of the Company.

Martin said, “Steve Sadove has made an outstanding contribution in the two years since he joined the leadership team of Saks Incorporated. In the role of Vice Chairman and Chief Operating Officer for Saks Incorporated, he will foster an enhanced connection between the operations of our two business segments and our central corporate support group, including information technology, credit administration, and logistics, as well as provide leadership on key business processes such as strategic planning and human resources policies and practices.”

Outlook for 2004

Martin noted, “Our business segments have outstanding leadership and a clear direction. Business plans are in place to grow comparable store sales, expand operating margins, and improve ROIC in 2004 and beyond.”

Based on prevailing trends and conditions, management believes that the Company will achieve earnings growth in 2004 over 2003 levels. Management believes the following assumptions are reasonable for 2004:

•	Moderate consolidated comparable store sales growth.

•	Continued improvement in the gross margin rate driven by enhanced merchandise mix, inventory control, and systems investments.

•	SG&A held relatively constant year-over year on a rate of sales basis, as operating leverage is partially offset by potential increases in health care costs and certain other insurance premiums, and a first quarter decline in net credit contribution of $10 million to $12 million as the Company anniversaries the Household transaction closing on April 15, 2004.

•	Capital spending for 2004 of approximately $225 million to $250 million, which includes five new and replacement stores; several expansions, remodels, and renovations; information technology upgrades; and other replacement capital.

•	Interest expense lower than 2003, resulting from lower anticipated debt levels and the reduction in coupon related to the exchange offer.

•	Depreciation and amortization increasing modestly over 2003 expense, primarily related to the capital investments made in 2003.

•	An effective tax rate of approximately 36.5%.

(more)

Additional Company Information

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the fourth quarter ended January 31, 2004 compared to last year’s fourth quarter ended February 1, 2003 were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$1,204	$1,159	3.8%	3.2%
SFAE	765	682	12.2%	10.4%

Total	$1,969	$1,841	6.9%	5.9%

Total sales (in millions) for the fiscal year ended January 31, 2004 compared to the fiscal year ended February 1, 2003 were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$3,620	$3,574	1.3%	0.4%
SFAE	2,435	2,337	4.2%	3.4%

Total	$6,055	$5,911	2.4%	1.6%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Fiscal Year Ended
	Jan. 31, 2004	Feb. 1, 2003	Jan. 31, 2004	Feb. 1, 2003
SDSG leased commissions	$8.0	$8.1	$19.9	$20.1
SFAE leased commissions	10.1	8.3	26.0	22.1

Total leased commissions	$18.1	$16.4	$45.9	$42.2

Store News

During the fourth quarter, the Company opened a new Off 5th store in St. Louis, Missouri and closed two unproductive units – its Carson Pirie Scott store in Waukegan, Illinois and its Off 5th store in Kansas City, Kansas. At year end, Saks operated 242 SDSG stores with 26.5 million square feet, 62 Saks Fifth Avenue stores with 6.5 million square feet, and 53 Off 5th units with 1.4 million square feet. During the quarter, the Company also opened three Club Libby Lu stores, bringing the total to 19.

For 2004, the Company has announced plans for five new or replacement stores:

Nameplate	Location	Sq. Footage	Opening Date
McRae’s (replacement)	Birmingham, AL	260,000 SF	October 2004
Younkers	Des Moines, IA	160,000 SF	October 2004
Saks Fifth Avenue	Raleigh, NC	80,000 SF	September 2004
Saks Fifth Avenue	Plano, TX	120,000 SF	September 2004
Off 5th	Destin, FL	30,000 SF	June 2004

TOTAL		650,000 SF

(more)

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, March 3, 2004 to discuss fourth quarter and year-end results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 4815712).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company’s Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	January 31, 2004		February 1, 2003
Net sales	$1,968,944	100.0%	$1,841,521	100.0%
Cost of sales	1,220,993	62.0%	1,177,469	63.9%

Gross margin	747,951	38.0%	664,052	36.1%

Selling, general and administrative expenses	426,289	21.7%	351,427	19.1%
Other operating expenses:
Property and equipment rentals	50,652	2.6%	53,295	2.9%
Depreciation & other amortization	58,374	3.0%	55,607	3.0%
Taxes other than income taxes	36,749	1.9%	39,229	2.1%
Store pre-opening costs	(159)	0.0%	875	0.0%
Integration charges	(40)	0.0%	7,676	0.4%
Losses from long-lived assets	7,811	0.4%	17,622	1.0%

Operating income	168,275	8.5%	138,321	7.5%
Other income (expense):
Interest expense	(26,787)	-1.4%	(31,033)	-1.7%
Loss on extinguishment of debt	(10,506)	-0.5%	—	0.0%
Other income (expense), net	(5,204)	-0.3%	(67)	0.0%

Income before provision for income taxes	125,778	6.4%	107,221	5.8%

Provision for income taxes	43,964	2.2%	39,107	2.1%

Net income	$81,814	4.2%	$68,114	3.7%

Basic earnings per common share:	$0.59		$0.48
Diluted earnings per common share:	$0.57		$0.47

Weighted average common shares:
Basic	138,669		142,839
Diluted	143,734		146,147

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Fiscal Year Ended
	January 31, 2004		February 1, 2003
Net sales	$6,055,055	100.0%	$5,911,122	100.0%
Cost of sales	3,762,722	62.1%	3,715,502	62.9%

Gross margin	2,292,333	37.9%	2,195,620	37.1%

Selling, general and administrative expenses	1,477,329	24.4%	1,354,882	22.9%
Other operating expenses:
Property and equipment rentals	201,651	3.3%	203,636	3.4%
Depreciation & other amortization	221,350	3.7%	216,022	3.7%
Taxes other than income taxes	149,094	2.5%	153,834	2.6%
Store pre-opening costs	4,832	0.1%	4,619	0.1%
Integration charges	(62)	0.0%	9,981	0.2%
Losses from long-lived assets	8,150	0.1%	19,547	0.3%

Operating income	229,989	3.8%	233,099	3.9%
Other income (expense):
Interest expense	(109,713)	-1.8%	(124,052)	-2.1%
Gain (loss) on extinguishment of debt	(10,506)	-0.2%	709	0.0%
Other income (expense), net	109	0.0%	229	0.0%

Income before provision for income taxes and cumulative effect of accounting change	109,879	1.8%	109,985	1.9%

Provision for income taxes	27,052	0.4%	40,148	0.7%

Income before cumulative effect of accounting change	82,827	1.4%	69,837	1.2%

Cumulative effect of a change in accounting principle, net of taxes	—	0.0%	(45,593)	-0.8%

Net income	$82,827	1.4%	$24,244	0.4%

Basic earnings per common share:
Before cumulative effect of accounting change	$0.59		$0.49
After cumulative effect of accounting change	$0.59		$0.17

Diluted earnings per common share:
Before cumulative effect of accounting change	$0.58		$0.48
After cumulative effect of accounting change	$0.58		$0.17

Weighted average common shares:
Basic	139,824		142,750
Diluted	142,921		146,707

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	January 31, 2004	February 1, 2003
ASSETS
Current assets
Cash and cash equivalents	$365,834	$209,568
Retained interest in accounts receivable	—	267,062
Merchandise inventories	1,451,275	1,306,667
Other current assets	162,893	93,422
Deferred income taxes, net	63,161	41,806

Total current assets	2,043,163	1,918,525

Property and equipment, net	2,080,599	2,143,105
Goodwill and intangibles, net	323,327	316,430
Deferred income taxes, net	121,859	148,805
Other assets	85,921	52,491

TOTAL ASSETS	$4,654,869	$4,579,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$319,216	$273,989
Accrued expenses and other current liabilities	495,310	515,922
Current portion of long-term debt	151,884	4,781

Total current liabilities	966,410	794,692

Long-term debt	1,125,637	1,327,381
Other long-term liabilities	240,654	190,011

Total shareholders’ equity	2,322,168	2,267,272

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,654,869	$4,579,356

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	January 31, 2004	February 1, 2003
Net Sales:
Saks Department Stores Group	$1,203,735	$1,159,488
Saks Fifth Avenue Enterprises	765,209	682,033

	$1,968,944	$1,841,521

Operating Income:
Saks Department Stores Group	$125,223	$118,191
Saks Fifth Avenue Enterprises	70,313	53,135
Items not allocated	(27,261)	(33,005)

	$168,275	$138,321
Depreciation and Amortization:
Saks Department Stores Group	$33,122	$28,433
Saks Fifth Avenue Enterprises	25,907	25,151
Other	(655)	2,023

	$58,374	$55,607
Total Assets:
Saks Department Stores Group	$2,128,132	$2,195,498
Saks Fifth Avenue Enterprises	1,717,288	1,770,820
Other	809,449	613,038

	$4,654,869	$4,579,356

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Fiscal Year Ended
	January 31, 2004	February 1, 2003
Net Sales:
Saks Department Stores Group	$3,619,738	$3,574,080
Saks Fifth Avenue Enterprises	2,435,317	2,337,042

	$6,055,055	$5,911,122
Operating Income:
Saks Department Stores Group	$183,155	$197,227
Saks Fifth Avenue Enterprises	108,524	101,466
Items not allocated	(61,690)	(65,594)

	$229,989	$233,099
Depreciation and Amortization:
Saks Department Stores Group	$119,465	$113,247
Saks Fifth Avenue Enterprises	98,661	98,684
Other	3,224	4,091

	$221,350	$216,022
Total Assets:
Saks Department Stores Group	$2,128,132	$2,195,498
Saks Fifth Avenue Enterprises	1,717,288	1,770,820
Other	809,449	613,038

	$4,654,869	$4,579,356